EXHIBIT 99.1

Walker & Dunlop Reports

Fourth Quarter and Full Year 2012 Results

FOURTH QUARTER 2012 HIGHLIGHTS

•                  Origination volume of $2.9 billion, up 123% over fourth quarter 2011

•                  Total revenues of $105.5 million, up 122% over fourth quarter 2011

•                  Adjusted net income of $18.4 million, or $0.54 per diluted share, up 67% over fourth quarter 2011

•                  GAAP net income of $11.5 million, or $0.34 per diluted share, up 5% over fourth quarter 2011

•                  Servicing fees of $19.7 million, up 117% over fourth quarter 2011

•                  Named on Great Place to Work® 2012 Best Small & Medium Workplaces List published in FORTUNE magazine

FULL YEAR 2012 HIGHLIGHTS

•                  Successful acquisition and integration of CWCapital LLC

•                  Loan origination volume of $7.1 billion(1), up 76% over 2011

•                  Ranked #1 Fannie Mae DUS® Lender in 2012

•                  Total revenues of $256.8 million, up 69% over prior year

•                  Adjusted net income of $48.4 million, or $1.87 per diluted share, up 39% over prior year

•                  GAAP net income of $33.8 million, or $1.31 per diluted share, 3% below prior year

•                  Servicing portfolio of $35.2 billion at December 31, 2012, up 110% over December 31, 2011

Bethesda, MD — March 6, 2013 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today fourth quarter and full year 2012 results that reflect the Company’s accelerating growth and sustained profitability.  Walker & Dunlop achieved dramatic growth in loan originations, revenue and adjusted net income due to continued organic growth in its core business along with the highly successful acquisition of CWCapital LLC.

Revenues for 2012 totaled $256.8 million, a 69% increase from $152.4 million in 2011.  Revenue growth was driven by a 76% increase in loan origination volume and a 55% increase in servicing fees. Adjusted net income for the year ended December 31, 2012, which excludes selected expenses relating to the acquisition of CWCapital(2), increased 39% to $48.4 million, or $1.87 per diluted share, from $34.9 million, or $1.60 per diluted share in the prior year.  GAAP net income for the year ended December 31, 2012 decreased 3% to $33.8 million, or $1.31 per diluted share, from $34.9 million, or $1.60 per diluted share in 2011.  Adjusted net income for the fourth quarter 2012 increased 67% to $18.4 million, or $0.54 per diluted share, from $11.0 million, or $0.50 per diluted share, in the prior year.  GAAP net income for the fourth quarter 2012 increased 5% from the prior year to $11.5 million, or $0.34 per diluted share.

“Walker & Dunlop’s 75th year was one of transformative growth, strong profits, and the ascension to a market leadership role that we have long desired,” commented Willy Walker, Walker & Dunlop’s Chairman and Chief Executive Officer.  “We ended 2012 as one of the largest providers of capital to commercial real estate in the United States, including being recognized as the largest originator of multifamily loans for Fannie Mae, the 5th largest originator of multifamily loans for Freddie Mac, and the 9th largest commercial mortgage loan servicer in the country.”

“The acquisition of CWCapital was extremely well executed, immediately accretive to earnings, and coupled with our organic growth, increased loan originations 76%, revenues 69% and added $0.27 of adjusted diluted earnings per share — all while doubling the size of the Company and being named one of the best places to work in the country - what a year!”

“Walker & Dunlop reached a milestone in our Company’s growth where our scale, market position, and brand start to build upon themselves. As we look to continue growing our Capital Markets business, talented professionals reach out to join us. As we look to build our lending business with new forms of proprietary capital, institutional investors seek us out due to our scale, underwriting expertise, and access to deal flow. This is a very new paradigm for Walker & Dunlop and is a direct result of our dramatic growth and sustained profitability.”

“As the economy recovers and the financing markets heat up, there is a fantastic opportunity for us to continue growing in a fast, yet measured and risk-appropriate manner.  The Mortgage Bankers Association estimates 14% annual growth in commercial / multifamily loan originations until 2015, and with almost $2 trillion of commercial real estate loans maturing over the next 5 years, our market opportunity has never been greater. As we have said before, we expect to originate between $10 and $12 billion in commercial real estate loans during 2013, with $1.9 to $2.4 billion originated during the first quarter, compared to $674 million of originations in the first quarter 2012. I’m thrilled with our success in 2012, highly thankful to our team for all we have accomplished, and very excited for the opportunities we face in 2013 and beyond.”

OPERATING RESULTS

LOAN ORIGINATIONS were $7.1 billion for the year ended December 31, 2012, compared to $4.0 billion for the prior year, a 76% increase.  This includes eight months of Walker & Dunlop loan originations prior to the acquisition of CWCapital and four months of loan originations as a combined enterprise.  The combination of Walker & Dunlop and CWCapital’s loan originations for all of 2012 was $9.5 billion(3).  Loan originations for the fourth quarter 2012 increased 123% over the fourth quarter 2011, to $2.9 billion.

GAINS FROM MORTGAGE BANKING ACTIVITIES were $186.5 million for the year ended December 31, 2012, compared to $102.7 million for the prior year, an 82% increase.  Gains from mortgage banking activities are the revenues recognized through the loan origination and sale process (“loan origination fees”) and gains attributable to mortgage servicing rights (“MSRs”).  LOAN ORIGINATION FEES were $93.9 million for the year ended December 31, 2012, compared to $48.4 million for the year ended December 31, 2011, a 94% increase.  MSRs were $92.6 million for the year ended December 31, 2012, compared to $54.3 million for the prior year, a 71% increase. Gains from mortgage banking activities as a percentage of loan originations were 263 basis points for the year ended December 31, 2012, compared to 255 basis points in the prior year, a 3% increase.

Gains from mortgage banking activities for the fourth quarter of 2012 were $79.4 million compared to $33.0 million in the fourth quarter 2011, a 140% increase.  Loan origination fees were $38.9 million for the fourth quarter of 2012, compared to $16.0 million for the fourth quarter of 2011, a 142% increase.  MSRs were $40.5 million in the fourth quarter of 2012, compared to $17.0 million in the fourth quarter of 2011, a 139% increase.  Gains from mortgage banking activities as a percentage of loan origination volumes were 273 basis points in the fourth quarter of 2012, compared to 254 basis points in the fourth quarter of 2011, a 7% increase.

TOTAL EXPENSES were $201.0 million for the year ended December 31, 2012, compared to $95.7 million for the prior year, a 110% increase.  The $105.3 million increase in total expenses during 2012 was primarily due to the acquisition of CWCapital, as we more than doubled our employee base, acquired 14 offices, and incurred increased amortization and depreciation expenses from both MSRs and the intangible pipeline asset acquired. Total expenses for the full year 2012 include $23.9 million of selected expenses attributable to the acquisition of CWCapital, comprised of $15.2 million in amortization of the pipeline intangible asset acquired, $3.5 million in legal and banking fees, $3.0 million for transition services paid to the seller, and $2.2 million in severance costs. Adjusted total expenses, which excludes selected expenses(2), were $177.1 million for the year ended December 31 2012, an increase of 85% from the prior year.

Total expenses included $109.0 million of personnel expense in 2012, a 113% increase from the prior year. The increase in personnel expense was driven by higher commissions on the 76% increase in loan origination volume, a larger employee base following the CWCapital acquisition, and the aforementioned severance costs.  Personnel expense was 42% of total revenues for the year ended December 31, 2012, compared to 34% for the prior year, and was 45% for the fourth quarter of 2012, compared to 37% for the fourth quarter of 2011.

Total expenses were $86.1 million for the fourth quarter 2012 compared to $29.7 million for the fourth quarter 2011, an increase of $56.4 million, or 190%.  Adjusted total expenses, which exclude selected expenses, were $74.9 million for the fourth quarter 2012, an increase of 153% from the prior year.

ADJUSTED INCOME FROM OPERATIONS, which excludes selected expenses, was $79.7 million for the year ended December 31, 2012, an increase of 41% over the prior year, resulting in a 31% ADJUSTED OPERATING MARGIN compared to 37% in 2011.  GAAP income from operations was $55.8 million for the year ended December 31, 2012, a decrease of 2% over the prior year, resulting in a GAAP operating margin of 22% compared to 37% for the same period last year. ADJUSTED INCOME FROM OPERATIONS was $30.6 million for the fourth quarter 2012, an increase of 71% over the fourth quarter 2012, resulting in a 29% ADJUSTED OPERATING MARGIN compared to 38% for the same period last year.  GAAP income from operations was $19.4 million for the fourth quarter 2012, an increase of 8% over the fourth quarter 2011, resulting in a GAAP operating margin of 18% compared to 38% for the same period last year.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $35.2 billion at December 31, 2012, a 110% increase from $16.8 billion at December 31, 2011. The fair value of Walker & Dunlop’s servicing portfolio at December 31, 2012 was $350.5 million.  At December 31, 2012, the remaining contractual future cash flows from Walker & Dunlop’s servicing portfolio, assuming no prepayments or defaults, are projected to be $680 million.

SERVICING FEES were $52.2 million for the year ended December 31, 2012, compared to $33.6 million for the prior year, a 55% increase.  The increase in servicing fees was due to organic growth of the servicing portfolio as well as four months of servicing fees from the portfolio acquired from CWCapital. Servicing fees were $19.7 million for the fourth quarter 2012, compared to $9.1 million for the fourth quarter 2011, a 117% increase.

The WEIGHTED AVERAGE SERVICING FEE was 24 basis points at December 31, 2012, compared to 22 basis points at December 31, 2011, and up from 20 basis points at December 30, 2010.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $13.6 billion at December 31, 2012, compared to $7.5 billion at December 31, 2011.  The 81% increase is primarily due to the addition of at risk loans acquired in connection with the CWCapital acquisition.

60+ DAY DELINQUENCIES were $19.7 million, or 15 basis points of the at risk servicing portfolio, at December 31, 2012, compared to $19.0 million, or 25 basis points of the at risk servicing portfolio, at December 31, 2011.

PROVISION FOR RISK-SHARING OBLIGATIONS was $3.1 million, or 2 basis points of the at risk servicing portfolio, at December 31, 2012, compared to $4.7 million, or 6 basis points of the at risk portfolio, at December 31, 2011, a 34% decrease. For the fourth quarter of 2012, the provision for risk-sharing obligations was $2.0 million compared to $1.3 million for the fourth quarter 2011, a $0.7 million or 58% increase.  The fourth quarter 2012 provision primarily relates to one new defaulted loan, and the remainder to the refinement of loss estimates on loans that defaulted in prior periods.

NET WRITE-OFFS for the year ended December 31, 2012 were $6.5 million, or 5 basis points of the December 31, 2012 at risk servicing portfolio compared to $0.7 million or 1 basis point for the prior year.  Write-offs represent the cash settlement of provisions for losses recognized in prior periods.  During the fourth quarter 2012, 4 loans for which losses were previously recognized as part of the provision for risk-sharing obligations from 2009 to 2010 were settled with Fannie Mae.

Credit quality within the Company’s at risk portfolio remains very strong following the acquisition of CWCapital.

(1) 2012 originations include eight months of Walker & Dunlop loan originations prior to the acquisition of CWCapital and four months of loan originations as a combined enterprise.

(2) Selected expenses include acquisition and integration costs related specifically to the CWCapital acquisition, and amortization of customer contracts acquired from CWCapital.  For details of these selected expenses, and a reconciliation of adjusted net income, adjusted earnings per diluted share, adjusted total expenses, adjusted income from operations, and adjusted operating margin, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP” and “Non-GAAP Financial Measures”.

(3) Combined origination volume for 2012 represents the combination of Walker & Dunlop’s and CWCapital’s loan originations for the 12 months ended December 31, 2012 as if CWCapital had been acquired on January 1, 2012.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, March 6, 2013 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866) 952-1907 from within the United States or (785) 424-1826 from outside the United States and are asked to reference the Conference ID: WDQ412. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time March 6, 2013 through March 20, 2013. Please call (800) 677-7320 from the United States or (402) 220-0666 from outside the United States.  An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS®, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Principal Investments group provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity, including interim financing. Walker & Dunlop, LLC has over 400 employees located in 21 offices nationwide. More information about the Company can be found at www.walkerdunlop.com.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents the following non-GAAP financial measures, each of which excludes selected expenses related to the CWCapital acquisition:  adjusted net income, adjusted earnings per diluted share, adjusted total expenses, adjusted income from operations and adjusted operating margin.

These supplemental measures exclude acquisition and integration costs specifically related to the CWCapital acquisition, and amortization of customer contracts and other intangible assets acquired from CWCapital.  The Company believes that these non-GAAP measures facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such costs are not, in our view, related to the Company’s ongoing operational performance. We use these non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                                          the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                                          the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•                                          a better understanding of how management plans and measures the Company’s underlying business.

These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

For more information on these non-GAAP financial measures, refer to the section of this press release below entitled “Adjusted Financial Metrics Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2012 and December 31, 2011

(In thousands, except share and per share data)

	December 31,	December 31,
	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$65,027	$53,817
Restricted cash	7,130	7,164
Pledged securities, at fair value	33,481	18,959
Loans held for sale, at fair value	1,101,561	268,167
Loans held for investment	9,468	—
Servicing fees and other receivables, net	40,933	18,501
Derivative assets	21,258	10,638
Mortgage servicing rights	315,524	137,079
Goodwill	59,735	—
Intangible assets	4,644	1,196
Other assets	29,872	7,075
Total assets	$1,688,633	$522,596

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable and other accrued expenses	$66,763	$36,414
Performance deposits from borrowers	9,503	10,425
Derivative liabilities	867	5,223
Guaranty obligation, net of accumulated amortization	21,155	9,921
Allowance for risk-sharing obligations	15,670	14,917
Deferred Tax Liability	56,035	39,749
Warehouse notes payable	1,084,539	218,426
Notes payable	80,925	23,869
Total liabilities	$1,335,457	$358,944

Stockholders’ Equity
Stockholders’ equity:
Preferred shares, Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 33,567,730 shares in 2012 and 21,748,598 shares in 2011.	336	217
Additional paid-in capital	236,823	81,190
Retained earnings	116,017	82,245
Total stockholders’ equity	$353,176	$163,652
Commitments and contingencies
Total liabilities and stockholders’ equity	$1,688,633	$522,596

Walker & Dunlop, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share and per share data)

	For the three months ended		For the year ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Revenues
Gains from mortgage banking activities	$79,407	$33,034	$186,543	$102,712
Servicing fees	19,694	9,064	52,207	33,581
Net warehouse interest income	1,409	1,370	4,668	4,198
Escrow earnings and other interest income	1,193	359	2,965	1,474
Other	3,819	3,764	10,387	10,385
Total revenues	$105,522	$47,591	$256,770	$152,350

Expenses
Personnel	$47,860	$17,749	$109,037	$51,162
Amortization and depreciation	15,076	6,239	38,673	22,444
Amortization of intangible assets	7,846	17	15,252	70
Provision for risk-sharing obligations	2,014	1,277	3,140	4,724
Interest expense on corporate debt	929	177	1,649	823
Other operating expenses	12,408	4,206	33,249	16,466
Total expenses	$86,133	$29,665	$201,000	$95,689
Income from operations	$19,389	$17,926	$55,770	$56,661
Income tax expense	7,846	6,911	21,998	21,797
Net income	$11,543	$11,015	$33,772	$34,864

Basic earnings per share	$0.34	$0.51	$1.32	$1.61
Diluted earnings per share	$0.34	$0.50	$1.31	$1.60

Basic weighted average shares outstanding	33,476,834	21,643,707	25,545,028	21,621,534
Diluted weighted average shares outstanding	34,027,927	21,849,018	25,845,015	21,747,672

OPERATING DATA

(dollars in thousands)

	For the three months ended		For the year ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Origination Data:
Origination Volumes by Investor
Fannie Mae	$1,317,414	$621,008	$3,329,639	$1,869,980
Freddie Mac	824,668	392,996	1,685,447	836,214
Ginnie Mae - HUD	417,292	89,747	855,346	512,078
Other (1)	350,578	198,620	1,231,753	807,645
Total	$2,909,952	$1,302,371	$7,102,185	$4,025,917
Key Metrics (as a percentage of total revenues):
Personnel expenses	45%	37%	42%	34%
Other operating expenses	12%	9%	13%	11%
Total expenses	82%	62%	78%	63%
Adjusted total expenses (2)	71%	62%	69%	63%
Operating margin	18%	38%	22%	37%
Adjusted operating margin (2)	29%	38%	31%	37%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.34%	1.23%	1.32%	1.20%
Fair value of MSRs created, net	1.39%	1.30%	1.30%	1.35%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (3)	1.58%	1.54%	1.58%	1.69%

	As of December 31,
	2012	2011
Servicing Portfolio by Type:
Fannie Mae	$18,854,611	$10,379,426
Freddie Mac	9,114,221	3,189,565
Ginnie Mae - HUD	4,642,380	1,359,166
Other (1)	2,558,787	1,850,128
Total	$35,169,999	$16,778,285

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.24%	0.22%

(1) CMBS, life insurance companies and commercial banks

(2) This is a non-GAAP financial measure

(3) The fair value of the expected net future cash flows associated with the servicing of the loan, net of any obligations retained, as a percentage of GSE and HUD volume reflects revenue recognized, as a percentage of loan origination volume, on those loans which the Company will record an MSR upon sale of the loan. No MSRs are recorded on “Other” originations or interim loan originations. For the years ended December 31, 2012 and 2011, interim loan origination volume was $35.3 million and $0, respectively. For the three months ended December 31, 2012 and 2011, interim loan origination volume was $5.5 million and $0,

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP

(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share amounts)	2012	2011	2012	2011

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
GAAP net income	$11,543	$11,015	$33,772	$34,864
Shares (1)	34,028	21,849	25,845	21,748
GAAP diluted earnings per share	$0.34	$0.50	$1.31	$1.60

GAAP net income	$11,543	$11,015	$33,772	$34,864
Adjustments:
Severance costs (2)	$1,165	$—	$2,223	$—
Amortization of intangible assets	7,829	—	15,182	—
Transition services agreement	2,000	—	3,000	—
Deal-related expenses (3)	200	—	3,538	—
Income tax impact of adjustments	(4,354)	—	(9,314)	—
Adjusted net income	$18,383	$11,015	$48,401	$34,864
Shares (1)	34,028	21,849	25,845	21,748
Adjusted diluted earnings per share	$0.54	$0.50	$1.87	$1.60

Reconciliation of GAAP Income from Operations and GAAP Operating Margin to Adjusted Income from Operations and Adjusted Operating Margin
GAAP income from operations	$19,389	$17,926	$55,770	$56,661
Total revenues	105,522	47,591	256,770	152,350
GAAP operating margin	18%	38%	22%	37%

GAAP income from operations	$19,389	$17,926	$55,770	$56,661
Adjustments:
Severance costs (2)	$1,165	$—	$2,223	$—
Amortization of intangible assets	7,829	—	15,182	—
Transition services agreement	2,000	—	3,000	—
Deal-related expenses (3)	200	—	3,538	—
Adjusted income from operations	$30,583	$17,926	$79,713	$56,661
Total revenues	105,522	47,591	256,770	152,350
Adjusted operating margin	29%	38%	31%	37%

Reconciliation of GAAP Total Expenses to Adjusted Total Expenses
GAAP total expenses	$86,133	$29,665	$201,000	$95,689
Adjustments:
Severance costs (2)	$1,165	$—	$2,223	$—
Amortization of intangible assets	7,829	—	15,182	—
Transition services agreement	2,000	—	3,000	—
Deal-related expenses (3)	200	—	3,538	—
Adjusted total expenses	$74,939	$29,665	$177,057	$95,689

(1): Diluted weighted average shares outstanding.

(2): Includes severance costs incurred in connection with the transaction.

(3): Includes legal and advisory fees incurred in connection with the transaction.

KEY CREDIT METRICS

(dollars in thousands)

	As of and for the three months		As of and for the year
	ended December 31,		ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Key Credit Metrics
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	$11,783,915	$6,560,506	$11,783,915	$6,560,506
Fannie Mae Modified Risk	4,128,020	2,303,158	4,128,020	2,303,158
Fannie Mae No Risk	2,942,676	1,515,762	2,942,676	1,515,762
Total Fannie Mae	$18,854,611	$10,379,426	$18,854,611	$10,379,426
Freddi Mac servicing portfolio:
Freddie Mac Modified Risk	$69,018	$—	$69,018	$—
Freddie Mac No Risk	9,045,203	3,189,565	9,045,203	3,189,565
Total Freddie Mac	$9,114,221	$3,189,565	$9,114,221	$3,189,565
GNMA/HUD servicing portfolio:
GNMA/HUD Full Risk	$4,988	$—	$4,988	$—
GNMA/HUD No Risk	4,637,392	1,359,166	4,637,392	1,359,166
Total GNMA/HUD	$4,642,380	$1,359,166	$4,642,380	$1,359,166

Capital markets and other servicing portfolio	$2,558,787	$1,850,128	$2,558,787	$1,850,128

Total servicing portfolio unpaid principal balance	$35,169,999	$16,778,285	$35,169,999	$16,778,285

Fannie Mae at risk servicing portfolio (1)	$13,608,684	$7,500,752	$13,608,684	$7,500,752
60+ Day delinquencies, within at risk portfolio	19,739	19,037	19,739	19,037
At risk loan balances associated with allowance for risk-sharing obligations (2)	$134,376	$158,969	$134,376	$158,969

Allowance for risk-sharing obligations:
Beginning balance	$16,844	$13,640	$14,917	$10,873
Provision for risk-sharing obligations	2,014	1,277	3,140	4,724
Allowance for risk-sharing obligations, CW Capital acquisition			4,063
Net write-offs	(3,188)	—	(6,450)	(680)
Ending balance	$15,670	$14,917	$15,670	$14,917

60+ Day delinquencies as a percentage of the at risk portfolio	0.15%	0.25%	0.15%	0.25%
Provision for risk-sharing as a percentage of the at risk portfolio	0.01%	0.02%	0.02%	0.06%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.12%	0.20%	0.12%	0.20%
Net write-offs as a percentage of the at risk portfolio	0.02%	0.00%	0.05%	0.01%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	11.66%	9.38%	11.66%	9.38%

(1) At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial number of Freddie Mac and GNMA/HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations.

(2) There are loans within our servicing portfolio which are greater than 60 days delinquent, for which no allowance has been recorded. We do not anticipate recognizing a loss for these loans upon settlement of our risk-sharing obligation with Fannie Mae because our estimate of the value of the underlying collateral is greater than the unpaid principal balance of the associated loan.